As Filed with the Securities and Exchange Commission on July 29, 2025

Registration No. 333-157445
Registration No. 333-175981
Registration No. 333-212840

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NOS. 333-157445
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NOS. 333-175981
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NOS. 333-212840
UNDER
THE SECURITIES ACT OF 1933
___________________

ENCOMPASS HEALTH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	63-0860407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9001 Liberty Parkway Birmingham, Alabama	35242
(Address of Principal Executive Offices)	(Zip Code)
_____________________________

Encompass Health Corporation 2008 Equity Incentive Plan
Encompass Health Corporation Amended and Restated 2008 Equity Incentive Plan
Encompass Health Corporation 2016 Omnibus Performance Incentive Plan
(Full title of the plan)
_____________________________

Patrick Darby, Esq.
Executive Vice President, General Counsel and Corporate Secretary
Encompass Health Corporation
9001 Liberty Parkway
Birmingham, Alabama 35242
(Name and address of agent for service)
(205) 967-7116
(Telephone number, including area code, of agent for service)

With a copy to:
Stephen D. Leasure, Esq.
Vice President and Deputy General Counsel
Encompass Health Corporation
9001 Liberty Parkway
Birmingham, Alabama 35242
(205) 967-7116

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

EXPLANATORY NOTE
On May 1, 2025, at the 2025 annual meeting of stockholders of Encompass Health Corporation (the “Company” or “Registrant”), the Company’s stockholders approved the Encompass Health Corporation 2025 Omnibus Performance Incentive Plan (the “2025 Equity Plan”), which the Board of Directors of the Company had previously adopted. The 2025 Equity Plan provides, among other things, for a reservation of a total of 12,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for issuance under the 2025 Equity Plan (subject to certain adjustments, including equitable adjustment in the event of a change in the Company’s capitalization). Under the 2025 Equity Plan, shares reserved for issuance in connection with grants or awards under the Company’s prior plans and still outstanding as of May 2, 2025 (the “Prior Plan Shares”) may be added to the number of authorized shares of Stock available for issuance under the 2025 Equity Plan, to the extent cancelled, forfeited or otherwise added back in the future pursuant to Section 5.3 of the 2025 Equity Plan.

In accordance with Item 512(a)(1)(iii) of Regulation S-K, this (i) Post-Effective Amendment No. 1 to Registration Statement No. 333-157445, (ii) Post-Effective Amendment No. 1 to Registration Statement No. 333-175981, and (iii) Post-Effective Amendment No. 1 to Registration Statement No. 333-212840 (collectively, these “registration statements”) are hereby filed to register the issuance of the Prior Plan Shares pursuant to the 2025 Equity Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to participants in the 2025 Equity Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of these registration statements or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in these registration statements pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act are hereby incorporated by reference into each of these registration statements:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 28, 2025 (the “Form 10-K”), including the information contained in the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2025 and incorporated by reference into Part III of the Form 10-K;
(b)The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 1, 2025;
(c)The Registrant’s Current Reports on Form 8-K filed with the SEC on February 21, 2025, April 24, 2025 (Item 5.02 only), and May 2, 2025; and

(d)The description of Registrant’s common stock set forth on Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 27, 2020, including any amendment or report filed for the purpose of updating such description.
All documents filed or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to filing a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document that is or is deemed incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Mr. Stephen D. Leasure, Esq., who is providing an opinion on the legality of the Common Stock being registered hereby, is Vice President and Deputy General Counsel of the Registrant. As an employee of the Registrant, Mr. Leasure participates or is eligible to participate in employee benefit plans of the Registrant on the same basis as other similarly eligible employees. Pursuant to such plans, he owns or has other rights to acquire an aggregate of less than 1% of the outstanding shares of the Common Stock. Mr. Leasure is eligible to participate in the 2025 Equity Plan.

Item 6. Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the restated certificate of incorporation, as amended, and the amended and restated bylaws of the Registrant. Article VI of the Registrant’s amended and restated bylaws provides that, to the fullest extent permitted by applicable law, the Registrant will indemnify any person (and the heirs, executors and administrators of such person) who, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, was or is a party or is threatened to be a party to (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, or, (b) any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit. Moreover, any indemnification by the Registrant pursuant thereto will not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.
The indemnification permitted under the DGCL is not exclusive, and pursuant to Section 145 of the DGCL, a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute. Article VI of the Registrant’s amended and restated bylaws provides that it has the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under applicable law. The Registrant presently has in place policies insuring its directors and officers under certain circumstances which may include liability or related losses under applicable law.
Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.
Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of the Registrant’s restated certificate of incorporation provides that no Director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a Director except (a) for any breach of the Director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (d) for any transaction from which the Director derived an improper personal benefit.
Under separate indemnification agreements with the Registrant, each Director and certain officers of the Registrant are indemnified against all liabilities relating to his or her position as a Director or officer of the Registrant, to the fullest extent permitted under applicable laws.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

No.	Description

3.1.1
Amended and Restated Certificate of Incorporation of Encompass Health Corporation, effective as of January 1, 2018 (incorporated by reference to Exhibit 3.1 to Encompass Health’s Current Report on Form 8-K filed on October 25, 2017).

3.1.2
Certificate of Designations of 6.50% Series A Convertible Perpetual Preferred Stock, as filed with the Secretary of State of the State of Delaware on March 7, 2006 (incorporated by reference to Exhibit 3.1 to Encompass Health’s Current Report on Form 8-K filed on March 9, 2006).

3.2
Amended and Restated Bylaws of Encompass Health Corporation, effective as of December 8, 2022 (incorporated by reference to Exhibit 3.1 to Encompass Health’s Current Report on Form 8-K filed on December 13, 2022).

5.1	Opinion of Stephen D. Leasure, Esq., with respect to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stephen D. Leasure, Esq. (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages of this registration statement).

99.1	Encompass Health Corporation 2025 Omnibus Performance Incentive Plan (incorporated by reference to Exhibit 10.1 to Encompass Health’s Current Report on Form 8-K filed on May 2, 2025).
Item 9. Undertakings
(a)With respect to each of these registration statements, the undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on July 29, 2025.

ENCOMPASS HEALTH CORPORATION

By:	/s/ PATRICK DARBY
Patrick Darby
Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below hereby constitutes and appoints Patrick Darby his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all additional amendments to these registration statements and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or her might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to registration statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ MARK J. TARR	President and Chief Executive Officer and Director	July 29, 2025
Mark J. Tarr

/s/ DOUGLAS E. COLTHARP	Executive Vice President and Chief Financial Officer	July 29, 2025
Douglas E. Coltharp

/s/ ANDREW L. PRICE	Chief Accounting Officer	July 29, 2025
Andrew L. Price

/s/ GREG D. CARMICHAEL	Chairman of the Board of Directors	July 29, 2025
Greg D. Carmichael

/s/ EDWARD M. CHRISTIE III	Director	July 29, 2025
Edward M. Christie III

Director
Joan E. Herman

/s/ LESLYE G. KATZ	Director	July 29, 2025
Leslye G. Katz

Director
Patricia A. Maryland

/s/ KEVIN J. O'CONNOR	Director	July 29, 2025
Kevin J. O'Connor

/s/ CHRISTOPHER R. REIDY	Director	July 29, 2025
Christopher R. Reidy

/s/ NANCY M. SCHLICHTING	Director	July 29, 2025
Nancy M. Schlichting

/s/ TERRANCE WILLIAMS	Director	July 29, 2025
Terrance Williams